ADVANCED NMR
          ------------
          SYSTEMS, INC.

                                                               NEWS RELEASE
                                                               ------------

          FOR IMMEDIATE RELEASE
          =====================


              GE MEDICAL SYSTEMS INVESTS $5.1 MILLION FOR ACQUISITION OF
                     SECURITIES OF ADVANCED NMR SYSTEMS, INC. AND
                        ADVANCED NMR SYSTEMS, INC.'S 3T AND 4T
                             WHOLE BODY IMAGING BUSINESS


          WILMINGTON, MA - AUGUST 19, 1997 - ADVANCED NMR SYSTEMS, INC. (NASDAQ: ANMR) AND GE MEDICAL SYSTEMS jointly announced today that GE has invested $5.1 million for the acquisition of $2.7 million of ANMR preferred stock, convertible at $0.233 per share, and for the acquisition of ANMR's 3-tesla and 4-tesla whole body magnetic resonance imaging business. The companies had previously collaborated in the development of these systems. GE Medical Systems will continue to develop, manufacture, sell, and service the 3T and 4T whole body imaging systems, and will also acquire ANMR's business of servicing 1.5T systems.

          In announcing the transaction, Jeffrey R. Immelt, President and Chief Executive Officer of GE Medical Systems, said, "GE Medical Systems is excited about assuming sole responsibility for this 3T and 4T whole body imaging business, and we are committed to providing products and service to the developing market in 3T and 4T whole body imaging systems. We are also pleased with the opportunity to build upon our strategic relationship by becoming an ANMR shareholder."

          Jack Nelson, Chairman and Chief Executive Officer of Advanced NMR Systems, Inc., said "This transaction further strengthens our balance sheet and positions us to concentrate on our future growth following our proposed merger with Advanced Mammography Systems. We are delighted to have GE as a significant investor in the company."

          Advanced NMR Systems, Inc. and Advanced Mammography Systems, Inc. (NASDAQ:MAMO) have executed a definitive agreement to merge. Advanced NMR Systems, Inc. is awaiting SEC clearance of proxy material and a related registration statement for subsequent approval of shareholders for the merger.


                                         ###

          FOR FURTHER INFORMATION, PLEASE CONTACT:

          Beverly Tkaczenko                                   Charles Young
          ADVANCED NMR SYSTEMS, INC.                     GE MEDICAL SYSTEMS
          (800) 476-0569                                     (414) 544-3530